Exhibit 99.1

ARIAD Reports Third Quarter 2011 Financial Results and Development Progress

CAMBRIDGE, Mass.--(BUSINESS WIRE)--November 3, 2011--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today reported financial results for the third quarter of 2011 and provided an update on its corporate developments.

“The clinical development and potential commercialization of ponatinib, our investigational pan-BCR-ABL inhibitor, are moving ahead as planned, and we look forward to the presentation of interim data on ponatinib from the pivotal PACE trial next month,” stated Harvey J. Berger, M.D., chairman and chief executive officer. “At the same time, AP26113, our unique, investigational dual-inhibitor of ALK and EGFR, has advanced into the clinic, and we believe that it may address a major unmet medical need in two clinically important, molecularly defined subgroups of patients with non-small cell lung cancer.”

PACE Trial Fully Enrolled and Interim Data to be Presented at ASH

ARIAD’s global PACE trial is being conducted in patients with chronic myeloid leukemia (CML) and Philadelphia-chromosome positive acute lymphoblastic leukemia (Ph+ ALL) who are resistant or intolerant to either nilotinib or dasatinib, two currently available CML therapies, or those who have the T315I mutation of BCR-ABL for which no current treatments are known to be effective. The PACE trial achieved full patient enrollment in the third quarter, approximately three to six months ahead of initial plans. This registration study enrolled approximately 450 patients in the six pre-defined patient cohorts.

Due to this rapid enrollment of patients in the PACE trial, interim data from the study will be presented at the annual meeting of the American Society of Hematology next month. Preliminary safety and tolerability data and early response data will be presented at the meeting. ARIAD expects to file for regulatory approval of ponatinib in the middle of next year, providing the potential for U.S. marketing authorization by the end of 2012 or early 2013. Abstracts from the meeting will be available online on November 7, 2011 (http://hematology.org/Meetings/Annual-Meeting/).

Also in the third quarter, long-term results from the Phase 1 study of ponatinib in heavily pretreated patients with resistant and refractory CML and Ph+ ALL were presented at the International Chronic Myeloid Leukemia Foundation (iCMLf) conference. With this trial fully enrolled and all patients evaluable, data showed an ongoing improvement over time in the anti-leukemic activity and response rates among patients with chronic-phase CML treated with ponatinib. Further, there were no treatment discontinuations or loss of a major cytogenetic response among chronic-phase patients in the study since the prior data update on the trial in December, 2010. At the time of the most recent analysis, the duration of response to ponatinib ranged from 58 to 820 days (over two years). The median duration of ponatinib response has not yet been reached among chronic-phase patients in this trial.

There also were no new significant safety findings on ponatinib in this Phase 1 trial. Ponatinib was shown to be well tolerated at therapeutic dose levels, including the 45 mg per day dose currently being used in the PACE trial.

Clinical Development of AP26113 Underway

As planned, ARIAD’s third internally discovered small-molecule oncology-drug candidate, AP26113, entered clinical development in a Phase 1/2 trial in the third quarter. ARIAD scientists designed AP26113 as a highly potent dual inhibitor of ALK and EGFR, two distinct and clinically validated targets in patients with non-small cell lung cancer, with best-in-class potential.

As an ALK inhibitor, AP26113 has been shown in preclinical studies to be ten to twenty times more potent than crizotinib, Pfizer’s ALK inhibitor, and to overcome crizotinib-resistant mutations that are now being seen in patients who received crizotinib. As an EGFR inhibitor, AP26113 inhibits the oncogenic form of EGFR in preclinical studies, including the major mutation that causes resistance to erlotinib, Roche/Astellas’ EGFR inhibitor. ARIAD’s Phase 1/2 clinical trial of AP26113 is expected to enroll patients at eight U.S. and three European cancer centers.

“AP26113 can be thought of as potentially two drugs in one,” stated Timothy P. Clackson, Ph.D., president of research and development and chief scientific officer at ARIAD. “Our goal is to develop ‘113 in the same way we developed ponatinib – by efficiently determining its safety and tolerability profile, identifying the optimal dose, and establishing clinical proof-of-concept in a single trial, and then moving rapidly toward a pivotal trial depending on the available data. There is enormous unmet medical need in patients with non-small cell lung cancer and the potential for a very large market for ‘113.”

Regulatory Applications for Ridaforolimus Accepted and Now Under Review

ARIAD’s partner, Merck, submitted regulatory filings during the third quarter in both Europe and the United States for marketing approval of ridaforolimus, an investigational oral mTOR inhibitor discovered by ARIAD, for the treatment of metastatic soft-tissue or bone sarcomas in patients who had a favorable response to cytotoxic chemotherapy. The European Medicines Agency and the U.S. Food and Drug Administration formally accepted each of these applications, and each is now under review.

ARIAD received from Merck a $25 million milestone payment in the third quarter for acceptance of the regulatory submission in Europe. The approval of ridaforolimus in the U.S. will secure a $25 million milestone payment by Merck to ARIAD, and marketing authorization and first pricing and reimbursement approval granted by a regulatory authority in any major European country or by the EMA will secure a $10 million milestone payment to ARIAD.

As part of an exclusive license agreement with ARIAD, Merck is fully responsible for the global development, manufacture and commercialization of ridaforolimus in oncology. ARIAD intends to co-promote ridaforolimus in the United States, if approved.

Financial Highlights from the Third Quarter of 2011

For the quarter ended September 30, 2011, ARIAD reported net income of $13.9 million or $0.10 per share, compared to a net loss of $20.4 million or $0.18 per share for the same period in 2010.

Revenue for the third quarter of 2011 was $25.1 million, including the $25 million milestone payment received from Merck for acceptance of the filing of the marketing authorization application for ridaforolimus by the EMA, compared to $1.2 million for the same period in 2010.

Operating expenses for the third quarter amounted to $26.0 million, compared to $16.8 million for the corresponding period in 2010. The increase in operating expenses reflects the continued development of ponatinib and AP26113 and initiatives directed at the planning and preparation for anticipated commercialization of ridaforolimus and ponatinib.

The results for the third quarter of 2011 also reflect a credit related to the revaluation of the Company’s warrant liability of $14.8 million reflecting a decrease in the market price of ARIAD’s common stock during the quarter. This compares to a charge of $4.8 million related to the revaluation of the warrant liability in the same period in 2010.

ARIAD ended the third quarter of 2011 with cash and cash equivalents of $86.3 million, compared to $103.6 million at December 31, 2010.

Upcoming Medical Meeting

  Annual Meeting of the American Society of Hematology, San Diego, CA, December 10 to 13, 2011.

Upcoming Investor Meetings

ARIAD management will be making corporate presentations at the following investor conferences:

  Brean Murray, Carret & Co. 2011 Life Sciences Summit, New York, NY, November 14, 2011
  Lazard Capital Markets Healthcare Conference 2011, New York, NY, November 15, 2011.
  Jefferies 2011 Boston Healthcare Summit, Boston, MA, November 16, 2011.
  2011 Deutsche Bank BioFEST, Boston, MA December 5, 2011.

Today’s Conference Call at 8:30 a.m.

ARIAD will hold a live webcast of its quarterly conference call today, November 3, 2011, at 8:30 a.m. (ET). The live webcast can be accessed by visiting the investor relations section of the Company’s website at http://investor.ariad.com. The call can be accessed by dialing 800.215.2410 (domestic) or 617.597.5410 (international) five minutes prior to the start time and providing the pass code 67359834. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for three weeks.

About ARIAD

ARIAD Pharmaceuticals, Inc. is an emerging global oncology company focused on the discovery, development and commercialization of medicines to transform the lives of cancer patients. ARIAD’s approach to structure-based drug design has led to three internally discovered, molecularly targeted product candidates for drug-resistant and difficult-to-treat cancers, including certain forms of chronic myeloid leukemia, soft tissue and bone sarcomas and non-small cell lung cancer. For additional information, visit http://www.ariad.com.

This press release contains “forward-looking statements” including, but not limited to, updates on clinical, preclinical and regulatory developments for our three product candidates. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share data	Three Months Ended September 30,		Nine Months Ended September 30,

	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Total revenue	$25,101	$1,242	$25,222	$178,444
Operating expenses:
Research and development	19,692	13,168	53,020	41,817
General and administrative	6,329	3,670	17,334	12,245
Total operating expenses	26,021	16,838	70,354	54,062
Revaluation of warrant liability	14,846	(4,781)	(26,629)	(8,723)
Other	(16)	(23)	(40)	(109)
Other income (expense), net	14,830	(4,804)	(26,669)	(8,832)
Net income (loss)	$13,910	$(20,400)	$(71,801)	$115,550
Net income (loss) per common share:
-- basic	$0.10	$(0.18)	$(0.55)	$1.05
-- fully diluted	$0.10	$(0.18)	$(0.55)	$1.04
Weighted average number of shares of common stock outstanding:
-- basic	132,587	110,810	131,215	110,045
-- fully diluted	137,480	110,810	131,215	111,556

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

In thousands	September 30, 2011	December 31, 2010
	(Unaudited)
Cash and cash equivalents	$86,317	$103,630
Total assets	$100,790	$120,030
Working capital	$67,379	$88,775
Total liabilities	$73,949	$55,954
Stockholders’ equity	$26,841	$64,076
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS INFORMATION

In thousands	Nine Months Ended September 30,
	2011	2010
	(Unaudited)	(Unaudited)
Net cash provided by (used in) operating activities	$(30,598)	$18,779
Net cash used in investing activities	(1,710)	(1,497)
Net cash provided by financing activities	14,995	1,661

Net increase (decrease) in cash and cash equivalents	$(17,313)	$18,943

CONTACT:
ARIAD Pharmaceuticals, Inc.
For Investors
Maria E. Cantor, 617-621-2208
Maria.cantor@ariad.com
or
For Media
Liza Heapes, 617-621-2315
Liza.heapes@ariad.com